EXHIBIT 12.1

                   INSILCO CORPORATION AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In thousands, except ratio data)

                                                  12/31/94         12/31/95        12/31/96        12/31/97        12/31/98
                                                  --------         --------        --------        --------        --------
Income from continuing operations
  before income taxes per statement of
  operations                                      $(14,577)          34,700          38,485          36,818          (5,061)

Add:
  Portion of rents representative
    of the interest factor                             748              864           1,143           1,479           1,597
  Interest on indebtedness                          28,427           18,557          17,538          19,530          27,930
  Amortization of debt expense                         686              989             848           1,032           1,268
                                                  --------           ------          ------          ------          ------
    Income as adjusted                            $ 15,284           55,110          58,014          58,859          25,734
                                                  ========           ======          ======          ======          ======

Fixed charges:
  Interest on indebtedness:           (1)           28,957           18,955          17,747          19,596          28,201
                                                  --------           ------          ------          ------          ------
  Amortization of debt expense        (2)              686              989             848           1,032           1,268
                                                  --------           ------          ------          ------          ------
  Capitalized interest                (3)               20              173             202             220               6
                                                  --------           ------          ------          ------          ------
  Rents                                              2,243            2,593           3,429           4,436           4,791

  Portion of rents representative
    of the interest factor            (4)              748              864           1,143           1,479           1,597
                                                  --------           ------          ------          ------          ------
    Fixed charges (1)+(2)+(3)+(4)                 $ 30,411           20,981          19,940          22,327          31,072
                                                  ========           ======          ======          ======          ======
Ratio of earnings to fixed charges                   0.50x            2.63x           2.91x           2.64x           0.83x
                                                  ========           ======          ======          ======          ======